Exhibit 10.1

MERGER ASSET PURCHASE AGREEMENT

BrewBilt Manufacturing LLC
And
Vet Online Supply Inc.

This Merger Asset Purchase Agreement (the “Agreement”) is made as of the 22nd day of November 2019 by and between, Vet Online Supply Inc. (“VTNL”), a Florida corporation (“Buyer”), and BrewBilt Manufacturing LLC, a California Limited Liability Corporation (“Seller”).

RECITALS

WHEREAS, The Buyer desires to acquire, and the Seller desires to sell Intellectual Property and fixed assets owned by the Seller, and the Seller desires to provide continued business operations, staffing, tooling, and ‘Know-How’ regarding that Intellectual Property under the terms and conditions stated below.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	ACQUISITION OF THE ASSETS AND OTHER ACTIONS

1.01	ACQUISITION OF THE SELLER’S ASSETS.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, assign and transfer all of its right, title and interest to its IP, fixed assets and “know how” to the Buyer (collectively, the “Seller’s Assets”). The Buyer and the Seller mutually agree that Seller will assign certain assets, and provide the “Know-How” of manufacturing, designing and building of the finest craft brewing equipment in the industry today, and the manufacturing of cannabis extraction systems used for extraction of hemp and CBD. The IP and assets pursuant to schedule 3.03 are valued at $5,000,000. As consideration for the IP, fixed assets and the “Know -How”, the Buyer shall issue, or cause to be issued, $ 5,000,000 worth of Preferred Series A Stock (PAR $.001) within thirty (30) days from the date of this agreement. The number of shares to be issued is 500,000 shares of the Preferred Series A stock at a price of $10.00 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation for VTNL. BrewBilt has designated that the said stock be issued in the name of its President, Jeffrey Lewis.

1.02	CONDITIONS PRECEDENT AND COLLATERAL

The Merger Asset Purchase Agreement will only be of force and effect once the Conditions Precedent have been satisfied.

As a Condition Precedent, VTNL will have 30 days from the signing of this agreement to meet the Conditions Precedent outlined in this document. The condition being the issuance of the Preferred Series A Stock to Jeffrey Lewis.

1.03	CONSIDERATION FOR THE SELLER’S ASSETS.

In consideration for the sale and transfer of the Seller’s Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date:

(a)         Provide full set of accounts in order for Seller to perform due diligence on Buyer; and

(b)         As consideration for the IP, fixed assets and “know how”, the Buyer shall issue, or cause to be issued, to Seller and/or its designated parties Preferred Series-A Shares of VTNL Preferred Stock; par value $0.001.

1.04	ORIGINAL ASSET AND OUTSTANDING CONVERTIBLE DEBT EXCHANGE.

There is no convertible debt being exchanged. Both parties have mutually agreed to maintain the operations of VTNL as a wholly owned subsidiary of the public company. The operations as defined in schedule 3.02.

1.05	MUTUAL COOPERATION

All parties involved in this transaction, and under the terms and conditions of this Agreement, at all times, shall cooperate, one with the other, to facilitate the liquidation of the stock as mentioned above. The company will cooperate, one with the other, provide, to the best of its ability, any paperwork necessary to facilitate the liquidation, in a timely and efficient manner.

1.06	SERIES B PREFERRED VOTING SHARES

In further consideration of the purchase of the IP, fixed assets and “know how”, BrewBilt and VTNL have appointed Jeffrey Lewis to be issued 1000 Series B Preferred Voting Shares pursuant an Employment Agreement.

1.07	CLOSING.

The Closing shall take place at the offices of VTNL, at 17:00 hours on November 22, 2019, or at such other place, time or date as may be mutually agreed upon in writing by the parties, once the Conditions Precedent have been met (the “Closing Date”).

1.08	CONSENT TO ASSIGNMENT.

This Agreement may not be assigned, hypothecated, transferred or contracted to another party without the express written consent of both parties.

1.09	ADDITIONAL UNDERSTANDINGS & COMMITMENTS

Additional to all other clauses and commitments in this Agreement, both parties acknowledge and agree to the following –

●	BrewBilt Financial Statements have been reviewed by both parties.

●	VTNL Financial Statements have been reviewed by both parties.

2.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER’S ASSETS.

 The Seller represents and warrants to the Buyer as follows:

(a) The Seller has good and marketable title to the Seller’s Assets, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller, or the transfer, conveyance and sale of the Seller’s Assets to the Buyer pursuant to the terms hereof.

(c) No broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(d) Seller is not in default under any of the Seller Contracts, and, to the Seller’s knowledge, no third party is in default under any of the Seller’s Assets. The Seller’s Assets, together with the assets held by the Company, constitutes all of the assets necessary to operate the business of the Seller and the Company as currently conducted.

3.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER.

The Seller represents and warrants to the Buyer as follows:

3.01	ORGANIZATION.

The Seller is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02	THE COMPANY.

Schedule 3.02 attached hereto sets forth: (i) the name of the Company; (ii) the jurisdiction of incorporation of the Company; (iii) the names of the officers and directors of each Company; and (iv) the jurisdictions in which the Company is qualified or holds licenses to do business. The Company was incorporated on May 31, 2016 as a California Limited Liability Corporation organized and validly existing and in good standing under the laws of California and has all requisite power and authority to own its properties and carry on its business as now being conducted.

3.03	AUTHORIZATION.

The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound.

3.04	ABSENCE OF UNDISCLOSED LIABILITIES.

Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, or (b) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, none of the Company has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Company.

3.05	LITIGATION.

There is no action, suit or proceeding to which the Seller is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Seller, to the best of its knowledge, no officer, director or employee of the Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Seller; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Seller to take any action of any kind with respect to its business, assets or properties.

3.06	COMPLIANCE WITH AGREEMENTS AND LAWS.

The Seller has all requisite licenses, permits and certificates from all local authorities necessary to conduct its respective business and to own and operate its assets (collectively, the “Permits”). The Seller is not in violation in any material respect of any law, regulation or ordinance relating to its properties. The Seller has not violated, and on the date hereof will not violate any local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.07	FULL DISCLOSURE.

There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

4.	REPRESENTATIONS OF THE BUYER REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

4.01	ORGANIZATION AND AUTHORITY.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02	CAPITALIZATION OF THE BUYER

On the date hereof, the Buyer’s authorized capital stock consists of 5,000,000,000 shares of Common Stock, US $0.001 par value, of which 1,943,350 shares are issued and outstanding, with 30,000,000 Preferred A stock authorized with no shares issued and outstanding, and 20,000 Preferred B stock authorized with 1000 shares issued and outstanding. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable.

4.03	AUTHORIZATION.

The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, as well as the transactions contemplated herein, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

4.04	LITIGATION.

There is no judgment, suit, proceeding, action, or legal administrative, arbitration or order, or governmental investigation pending or, to the knowledge of the Buyer, threatened, to which the Buyer is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Buyer’s ability to perform its obligations under this Agreement.

4.05	BROKER’S FEE.

No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

5.	CONFIDENTIALITY.

The Seller recognizes and acknowledges that by reason of the terms contemplated in this Agreement, has had access to confidential information relating to the Buyer’s business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business (“Confidential Information”). The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Seller in a manner designed to protect the confidentiality of the Confidential Information; or (d) represents historical information reasonably required by a prospective purchaser of the Seller.

6.	NOTICES.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

Daniel Rushford, CEO and Chairman
Vet Online Supply Inc.
6500 Live Oak Drive
Kelseyville, CA 95451
To the Seller:

Jeffrey Lewis, President
BrewBilt Manufacturing LLC
110 Spring Hill Drive Suite 10
Grass Valley, Ca 95945
530-802-5023

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

7.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

8.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a)         This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Directors or officers, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b)         If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

9.	SEVERABILITY.

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.	INVESTIGATION OF THE PARTIES.

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

11.	EXPENSES.

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Seller shall be allocated to and borne by the Seller.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.	SECTION HEADINGS.

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

14.	MODIFICATIONS.

This Agreement can be modified only by a written agreement duly signed by each party.

15.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

16.	DEFAULT

In the event that either Party(s) defaults on this Agreement, defaulting Party shall have 30 days to cure the default. In the event that the default is not cured within 30 days, this Agreement may be terminated by either party hereto with 90 days prior notice. In the event the default is found to be incurable, the transaction contemplated under this Agreement shall “unwind” in accordance in accordance with applicable law and regulations.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

Buyer: Vet Online Supply Inc.

/s/ Daniel Rushford	11/22/2019

Daniel Rushford, CEO	Date

Seller: BrewBilt Manufacturing LLC

/s/ Jeffrey Lewis	11/22/2019

Jeffrey Lewis, President	Date